                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[Amendment No. . . . . . . . . . . . . . . .]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

UNITED TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

[_]  Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
                                -----------------------------------------------

     2)  Form Schedule or Registration Statement No.:
                                                     --------------------------

     3)  Filing Party:
                      ---------------------------------------------------------

     4)  Date Filed:
                    -----------------------------------------------------------

                                                  United Technologies
                                                  Corporation
[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]        One Financial Plaza
                                                  Hartford, CT 06101

March 29, 1999

Dear Fellow Shareowner:

You are cordially invited to attend the 1999 Annual Meeting of Shareowners of United Technologies Corporation. The meeting will be held on April 30, 1999 at the Hartford Civic Center, 1 Civic Center Plaza, Hartford, CT. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m. We look forward to your attending either in person or by proxy.

 . You will find a Notice of Meeting on the following page listing three matters to be voted upon at the meeting.

 . At the meeting, we will present a brief report on the Corporation's 1998 business results and outlook for the future. You will also have an opportunity to ask questions.

 . Our Proxy Statement has a new format this year. We hope you will find it easier to read.

 . This year for the first time we are offering shareowners of record two additional methods of voting. If your shares are registered in your name with our stock transfer agent, First Chicago Trust Company of New York, you can now submit your proxy by telephone or via the Internet, in addition to the traditional method of mailing in a proxy card.

 . Employees who participate in an employee savings plan of the Corporation can also submit voting instructions by telephone, via the Internet, or by mailing in their proxy cards.

If your shares are registered directly in your name with our stock transfer agent or if you are a participant in an employee savings plan of the Corporation, you can attend the meeting by completing and returning the ticket Reservation Card enclosed with your proxy statement. If your shares are held through a bank, broker, or a nominee and you wish to attend the meeting, your broker, bank or nominee must give written notice to the Corporation that you are its authorized representative for those shares.

Your vote is important. We encourage you to read the voting instructions starting at Page 1 of the accompanying Proxy Statement and to vote your shares as early as possible.

George David
Chairman & Chief Executive Officer

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

March 29, 1999

                    Notice of Annual Meeting of Shareowners

Date:       Friday, April 30, 1999

Time:       11:00 a.m., Eastern Time

Place:      Hartford Civic Center
            One Civic Center Plaza
            Hartford, CT

Agenda:     1. Elect eleven directors
            2. Appoint independent public accountants
            3. Vote on the shareowner proposals described in the accompanying Proxy Statement
            4. Conduct other business if properly raised

Admission to and Voting at the Meeting:
You may attend and vote at the meeting if you were an owner of record of Common Stock or Series A ESOP Convertible Preferred Stock of the Corporation at the close of business on March 10, 1999, the record date for the meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a shareowner of record on that date.

Shareowner List:
We have prepared a list of shareowners entitled to vote at the meeting. The list will be available for your inspection for ten days prior to the meeting at the offices of the Corporation at One Financial Plaza, Hartford, CT 06101. The list will also be available at the meeting.

William H. Trachsel
Senior Vice President, General Counsel
and Secretary

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Questions and Answers......................................................   1
Business Matters to be Voted on............................................   6
 Item No. 1--Election of Directors.........................................   6
 Item No. 2--Appointment of Independent Public Accountants.................   6
 Item No. 3--Shareowner Proposals..........................................   7
 Item No. 4--Other Business Matters........................................   7
General Information Concerning the Board of Directors......................   7
 Nominees..................................................................   7
 Committees................................................................  11
 Compensation of Directors.................................................  12
Security Ownership of Directors, Nominees and Executive Officers...........  13
Report of the Committee on Compensation and Executive Development..........  15
Compensation of Executive Officers.........................................  18
 Summary Compensation Table................................................  18
 Option/SAR Grants in Last Fiscal Year.....................................  19
 Aggregated Option/SAR Exercises and Values................................  20
 Performance Graph.........................................................  21
 Section 16(a) Reporting...................................................  21
 Certain Business Relationships............................................  21
 Employment Contracts......................................................  22
 Pension Plan..............................................................  23
Shareowner Proposals.......................................................  24
 Director Term Limits......................................................  24
 Military Contracts........................................................  24
 Northern Ireland..........................................................  26

                        UNITED TECHNOLOGIES CORPORATION

                                PROXY STATEMENT
YOUR VOTE IS VERY IMPORTANT
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions, whether or not you plan to attend the Annual Meeting of Shareowners. This Proxy Statement describes the matters to be voted on and contains specific instructions to facilitate your voting.

The Board of Directors is soliciting proxies for the 1999 Annual Meeting of Shareowners of United Technologies Corporation to be held on April 30, 1999. We are distributing this Proxy Statement on or about March 29, 1999. The Corporation's Annual Report, including financial statements for the year 1998, was mailed to shareowners on or about February 16, 1999.

                             QUESTIONS AND ANSWERS

What am I being asked to vote on?
You are being asked to vote on (1) the election of eleven directors, (2) the appointment of independent public accountants and (3) the shareowner proposals described on pages 24 through 28. Your grant of a proxy also will confer on the proxy holders authority to vote in their best judgment on any other matter properly brought before the meeting.

How does the Board of Directors
recommend I vote on the proposals?
The Board recommends a vote FOR each of the Corporation's nominees for election as directors, FOR the appointment of PricewaterhouseCoopers LLP as independent public accountants, and AGAINST each of the shareowner proposals described on page 24 through 28.

Who is entitled to vote?
You are entitled to vote at the Annual Meeting if you were the owner of Common Stock or Series A ESOP Convertible Preferred Stock of the Corporation at the close of business on March 10, 1999, the record date for voting. This includes
(1) shares held on that date directly in your name as the shareowner of record, and (2) shares held on that date through a stockbroker, bank or other nominee, including any shares held through an employee savings plan of the Corporation, for you as the beneficial owner.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?
If your shares are registered directly in your name with the Corporation's stock transfer agent, First Chicago Trust Company of New York, you are the shareowner of record for those shares and these proxy materials are being sent directly to you by the Corporation. As the shareowner of record, you have the right to vote these shares in person at the meeting or to designate a proxy to vote for you. The Corporation has enclosed a proxy card to permit you to instruct the proxy holder how to vote your shares.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, bank or nominee. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you are also invited to attend the meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting (unless your broker, bank or nominee has provided written confirmation that you have been designated as its proxy for those shares). Your broker, bank or nominee has enclosed a voting instruction card so you can give directions as to the voting of your shares.

How do I vote?
Shares may be voted at the Annual Meeting either in person or by proxy. Since many shareowners are unable to attend the meeting in person, we send cards to all shareowners of record permitting them to designate proxies to represent them at the meeting and to direct the proxy holders on how to vote. Brokers, banks and nominees also send cards to beneficial owners to permit them to provide instructions as to how they wish their shares to be voted.

How do I vote by mail?
Shareowners of record and participants in an employee savings plan of the Corporation who wish to vote by mail should complete the enclosed proxy card to indicate their voting instructions and then sign, date and mail the proxy card in the postage-paid envelope provided. Beneficial owners may direct their vote by mail by completing, signing and returning the voting instruction card provided by their broker, bank or nominee.

How do I vote by telephone or via the Internet?
 . If you live in the United States or Canada and your shares are registered with First Chicago Trust Company of New York directly in your name or you are a participant in an employee savings plan of the Corporation, you may submit your voting instructions by telephone by dialing 1-800-OK2-VOTE or 1-800-652-8683, entering the voter control number found on your proxy card and following the voice prompts.

 .  If you are a shareowner of record, you may submit your voting instructions via the Internet by accessing the following address on the World Wide Web: http://www.vote-by-net.com, entering the voter control number on your proxy card and marking the appropriate boxes to enter your voting instructions.

 . If your shares are held through a brokerage firm or bank, you will be able to submit your voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instruction card provided by your bank, broker or nominee for further information.

How do I vote at the Annual Meeting?
We will pass out written ballots to any shareowner of record or authorized representative of a shareowner of record who wants to vote in person at the Annual Meeting rather than by proxy. If you hold your shares through a bank, broker or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person at the meeting.

Who am I designating as my proxy?
You will be designating Antonia Handler Chayes, Charles R. Lee and Harold A. Wagner, each a director of the Corporation, as a proxy holder to vote your shares in accordance with your instructions.

How will my proxy vote my shares?
The designated proxy holders will vote according to the instructions you submit on your proxy card, by telephone or via the Internet. If you sign and return your card or submit voting instructions by telephone or via the Internet but do not indicate your voting instructions on one or more of the business matters listed, the proxy holders will vote all uninstructed shares for each of the Corporation's nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP as independent public accountants and against the shareowner proposals. The proxy holders will also be authorized to vote in accordance with their best judgment on any other business that properly comes before the meeting.

How many shares can vote?
As of the record date, 225,869,400 shares of Common Stock and 12,477,333 shares of Series A ESOP Convertible Preferred Stock were issued and outstanding. Owners of Common Stock are entitled to one vote for each share held and owners of Series A ESOP Convertible Preferred Stock are entitled to 2.6 votes for each share held. There were therefore a total of 258,310,466 eligible votes as of the record date.

What is the quorum requirement?
A majority of the Corporation's outstanding shares entitled to vote as of the record date must be present or represented at the meeting, either by proxy or in person, in order to conduct the business of the meeting.

How many votes are needed for matters to be adopted at the meeting?
The eleven director nominees receiving the highest number of votes will be elected. Other matters will be approved if they receive the affirmative vote of a majority of the votes present or represented at the Annual Meeting. If a shareowner abstains from voting on a particular matter, or if a broker is not allowed under stock exchange rules to vote shares for which a client has not given voting instructions, the effect will be the same as a vote "against" the matter.

In the election of directors, each owner of Common Stock is entitled to a number of votes equal to the number of shares of stock owned multiplied by the number of directors to be elected. Each owner of Series A ESOP Convertible Preferred Stock is entitled to a number of votes equal to 2.6 times the number of shares of Series A ESOP Convertible Preferred Stock owned multiplied by the number of directors to be elected. Shareowners may give instructions that all of their votes be cast for a single nominee or may distribute the total number of votes among two or more nominees. If no written instruction is given, the votes will be evenly distributed among the Corporation's nominees.

Who can attend the Annual Meeting and how do I get a ticket?
All shareowners of record on March 10, 1999 can attend. Since seating is limited, we ask that you request a ticket to attend. If your shares are registered directly in your name on the records of First Chicago Trust Company of New York, or if you are a participant in an employee savings plan of the Corporation, you can request a ticket by mailing in the Reservation Card you received with your proxy materials. If you forget to bring your ticket, you will be admitted to the meeting only if you are listed as a shareowner of record or savings plan participant as of March 10, 1999 and bring proof of identification. If your shares are held through a broker, bank or nominee, and you would like to attend, please write to the Corporate Secretary, United Technologies Corporation, One Financial Plaza,

Hartford, CT 06101, and include a copy of your brokerage account statement or a legal proxy from your broker or bank, in each case showing your ownership of shares as of the record date. We will then send you a ticket.

Who will count the vote? Is my vote confidential?
Representatives of First Chicago Trust Company of New York will serve as Inspectors of Election. They will supervise the voting, decide the validity of proxies and receive, inspect and tabulate proxies. Proxy cards, ballots and voting tabulations that identify individual shareowners are mailed or returned directly to First Chicago Trust Company of New York, and handled in a manner that protects the confidentiality of your vote. Your vote will not be disclosed except: (1) as needed to permit First Chicago Trust Company of New York to tabulate and certify the vote; or (2) as required by law. Any comments written on the proxy card or other submission will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Can I revoke my proxy?
Yes. You may revoke your proxy before it is voted by notifying the Corporate Secretary, United Technologies Corporation, One Financial Plaza, Hartford, CT 06101 that you are revoking your proxy; by following the procedures given for revoking your proxy when voting by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How are shares held by the UTC employee savings plans voted?
If you have an investment in the UTC Stock Fund or in the UTC Employee Stock Ownership Plan, you must instruct Bankers Trust Company, the savings plan trustee, how to vote your shares by returning a proxy card or by voting by telephone or via the Internet. If you do not vote your shares or if your instructions are incomplete or unclear, the trustee will vote all of your uninstructed shares in proportion to the way the other savings plan participants voted their savings plan shares. The trustee will vote UTC stock in the ESOP Fund that has not been allocated to employees' accounts in the same proportion as uninstructed shares.

How will voting on any other business be conducted?
Although we do not know of any business to be conducted at the 1999 Annual Meeting other than the matters described in the Proxy Statement, the form of proxy and the voting instructions you submit by telephone or via the Internet give authority to the proxy holders to vote on other matters, if they arise, in accordance with their best judgment.

When are shareowner proposals for the 2000 Annual Meeting due?
A shareowner who wishes to introduce a proposal to be voted on at the Corporation's Annual Meeting to be held in 2000 must, in accordance with the Corporation's Bylaws, notify the Corporate Secretary in writing, addressed to United Technologies Corporation, One Financial Plaza, Hartford, CT 06101. This notice must be received no earlier than December 30, 1999, and no later than January 30, 2000, and must provide the information specified by the Bylaws. Any shareowner who wishes to have a shareowner proposal included in the Corporation's proxy statement for the 2000 Annual Meeting must submit the proposal in writing to the Corporate Secretary at the address indicated above. In order for the proposal to be considered for inclusion in the Corporation's proxy statement for the 2000 Annual Meeting, it must be received prior to November 30, 1999, and the shareowner submitting the proposal must comply with all other applicable rules and regulations established by the Securities and Exchange Commission.

The Board of Directors carefully considers all proposals and suggestions from shareowners. When adoption is clearly in the best interests of the Corporation and the shareowners as a whole, and can be accomplished without shareowner approval, the proposal is implemented without inclusion in the proxy material or presentation at the Annual Meeting. However, the Board of Directors does not necessarily agree with all shareowner proposals submitted and must oppose those with which it disagrees to fulfill the Board's obligations to represent and safeguard the best interests of shareowners as a whole.

How are proxies solicited and how much did this proxy solicitation cost?
The Corporation has hired Georgeson & Company Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $15,500, plus out-of-pocket expenses. Proxies have been solicited on behalf of the Board of Directors by mail, in person and by telephone. The Corporation will bear the cost of soliciting proxies. The Corporation also reimburses brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.

Who are the largest principal shareowners?
Based upon a filing with the Securities and Exchange Commission, the Corporation is aware that as of December 31, 1998, the entity listed in the following table was the beneficial owner of more than five percent of the outstanding Common Stock of the Corporation:

                         Largest Principal Shareowners

----------------------------------------------------------------------------------
                                                              Shares
                                                           Beneficially   Percent
Class of Security             Name and Address                 Owned      of Class
-----------------  -------------------------------------- --------------- --------
Common Stock       The Equitable Companies Incorporated   11,613,331(/1/)   5.16%
                   1290 Avenue of the Americas
                   New York, NY 10104

(/1/)The Equitable Companies Incorporated ("Equitable"), a parent holding company, has advised that Equitable, along with certain entities that control Equitable, directly or indirectly, held sole voting power as to 6,842,582 shares, shared voting power as to 2,584,030 shares, sole dispositive power as to 11,581,141 shares and shared dispositive power as to 8,290 shares.

Bankers Trust Company, 130 Liberty Street, New York, NY 10006 holds all of the shares of Series A ESOP Convertible Preferred Stock as trustee for employees of the Corporation who participate in the Corporation's Employee Stock Ownership Plan. Bankers Trust Company disclaims beneficial ownership of all of the Series A ESOP Convertible Preferred Stock.

                                BUSINESS MATTERS
                                 TO BE VOTED ON

Item 1. Election of Directors.

The entire Board of Directors is elected annually by the shareowners at the Annual Meeting. The Board has selected nominees based upon the recommendation of its Nominating Committee, which evaluates candidates based upon their ability and integrity. The Nominating Committee seeks directors who as a group are expected to bring to the Board experience in national and international business, an awareness of the appropriate role of the Corporation in society, and a diversity of opinion and insight.

The Board is nominating eleven persons for election to the Board at the Annual Meeting. Each of the nominees currently is serving as a director of the Corporation and each was elected a director at the 1998 Annual Meeting, with the exception of Richard D. McCormick, who joined the Board in February 1999.

Charles W. Duncan, Jr., Robert H. Malott, and Jacqueline G. Wexler will be retiring from the Board in April 1999. They have each made important contributions and the Board is fortunate to have had the benefit of their experience and sound advice.

If any of the nominees become unavailable to accept nomination or election as a director, the proxy holders will, in their discretion, vote the shares they represent for another person nominated by the Board, unless the Board reduces the number of directors to be elected.

Biographical information for each of the nominees and other information about them is presented beginning on page 7.

The Board of Directors recommends that you vote FOR each of the nominees.

Item 2. Appointment of Independent Public Accountants.

The Audit Review Committee has nominated PricewaterhouseCoopers LLP to be Independent Public Accountants for the Corporation, to act as General Auditor until the next Annual Meeting in 2000. During 1998, PricewaterhouseCoopers LLP provided audit and related services to the Corporation, as well as certain non-auditing services. Fees for audit and related services totaled approximately $14.5 million and fees for non-auditing services totaled approximately $8.8 million. The Audit Review Committee approves services to be provided by PricewaterhouseCoopers LLP and reviews services for any possible effect on their independence as auditors. Whenever practicable, the Corporation seeks the review and approval by the Audit Review Committee of proposed services prior to performance of the services. In other cases, the Corporation informs the Committee as soon as practicable after performance of the services.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make any statements they desire. They will also be available to respond to appropriate questions from shareowners.

The Board of Directors recommends that you vote FOR approval of PricewaterhouseCoopers LLP as Independent Public Accountants for the Corporation.

Item 3. Shareowner Proposals.

Three shareowner proposals and the responses of the Board of Directors are included beginning on page 24.

The Board of Directors recommends that you vote AGAINST each of the shareowner proposals for the reasons given on pages 24 through 28.

Item 4. Other Business Matters.

The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matters properly come before the meeting, the shareowners present at the meeting will vote on the item.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominees.
The following are brief biographical sketches for each person nominated for election to the Board of Directors:


                ANTONIA HANDLER CHAYES, Senior Advisor and Board Member of Conflict Management Group (CMG), a non-profit firm providing strategic advice on conflict management, and Senior Consultant to
JAMS\ENDISPUTE, a firm that provides alternatives to traditional litigation. Ms. Chayes is an Adjunct Lecturer at the Kennedy School of Government and is Co-Director of the Project on International Compliance and Dispute Settlement at the Program on Negotiation at Harvard Law School. She served as Assistant Secretary of the United States Air Force from 1977 to 1979, and as Under Secretary from 1979 to 1981. Ms. Chayes served as a Commissioner with the Commission on Roles and Missions of the United States Armed Forces, the DOD-CIA Joint Security Commission, and the Vice President's White House Aviation Safety and Security Commission. She is a member of the American Law Institute and the Council on Foreign Relations. She is 69 and has been a director of the Corporation since 1981.

                GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. David was elected UTC's
                President in 1992, Chief Executive Officer in 1994, and Chairman in 1997. He joined UTC's
Otis Elevator subsidiary in 1975, becoming Otis' President in 1986. He was subsequently responsible for UTC's Commercial/Industrial sector, including Otis, Carrier and UT Automotive. Mr. David is a member of The Business Roundtable, and Chairman or President of the Boards of the Graduate School of Business Administration at the University of Virginia, the National Minority Supplier Development Council, and the U.S.-ASEAN Business Council. He is 56 and has been a director of the Corporation since 1992.


                JEAN-PIERRE GARNIER, PH.D., is the Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc, Philadelphia, PA (pharmaceuticals). He joined SmithKline
Beecham in 1990 as President of its pharmaceutical business in North America and served as Chairman, Pharmaceuticals from 1994 until his appointment to his current position in 1995. Mr. Garnier is a director of the Eisenhower Exchange Fellowships. Mr. Garnier is 51 and has been a director of the Corporation since 1997.


                PEHR G. GYLLENHAMMAR, Chairman, CGU plc (insurance) and Senior Advisor, Lazard Freres & Co., LLC (investment banking). Mr. Gyllenhammar is the former Executive
Chairman, AB Volvo, Goteborg, Sweden. He served as Managing Director and Chief Executive Officer of AB Volvo from 1971 to 1983, as Chairman and Chief Executive Officer until 1990 and as Executive Chairman from 1990 to December 1993. He is Chairman of Actinova Limited, a member of the Supervisory Board of Lagardere SCA, and a trustee of the Reuters Founders Share Co. Limited. He is also Chairman of the Board of Cofinec N.V. and Chairman of Swedish Ships' Mortgage Bank. Mr. Gyllenhammar is 63 and has been a director of the Corporation since 1981.


                KARL J. KRAPEK, Executive Vice President of the Corporation and President of Pratt & Whitney. Mr. Krapek joined the Corporation in 1982 as Vice President of Operations for Otis Elevator Company. He was
named Otis' President in 1989 and served as Chairman, President and Chief Executive Officer of Carrier Corporation from 1990 to 1992. Mr. Krapek has served as President, Pratt & Whitney since 1992. He is chairman of the Board of Directors of the Connecticut Capitol Region Growth Council, Chairman of the MetroHartford Millennium Management Group, Vice Chairman of the Board of Trustees of the Connecticut State University System, a member of the Director's Advisory Board of the Yale Cancer Center, a director of Saint Francis Care, Inc. and will serve as 1999 General Campaign Chairman for the

United Way and Combined Health Appeal Community Campaign in the Hartford area. Mr. Krapek is 50 and has been a director of the Corporation since 1997.


                CHARLES R. LEE, Chairman and Chief Executive Officer of GTE Corporation, Irving, TX (telecommunications). Mr. Lee has served since 1992 as Chairman and Chief Executive Officer of GTE. Since joining GTE in 1983,
Mr. Lee served as Senior Vice President of Finance from 1983 to 1986, Senior Vice President Finance and Planning from 1986 to 1988, and from 1988 to 1992 he served as President, Chief Operating Officer and a director of GTE. He is a director of The Procter & Gamble Company and USX Corporation. He is a member of The Business Roundtable and The Business Council, a Trustee of the Board of Trustees of Cornell University, a director of the New American Schools Development Corporation, a member of The Conference Board, Harvard Business School's Board of Directors of the Associates, and a director of the Stamford Hospital Foundation. He is 58 and has been a director of the Corporation since 1994.


                RICHARD D. MCCORMICK, Chairman, U S WEST, Inc., Denver, CO (telecommunications). Mr. McCormick has been Chairman of the Board of U S WEST, Inc. since 1998. Prior to the June 1998 separation of
U S WEST and MediaOne Group into separate entities, Mr. McCormick was Chairman, President and Chief Executive Officer of their former parent company, also known as U S WEST,
Inc., from 1992 through 1998. He is also a director of United Airlines, Wells Fargo and Company and Concept Five Technologies. In addition, he is chairman of the United States Council for International Business, vice president of the International Chamber of Commerce, and Chairman of Creighton University. He is a member of the Business Council, a trustee of the Denver Art Museum and board member of the American Indian College Fund. Mr. McCormick is 58 and has been a director of the Corporation since February 1999.


                WILLIAM J. PERRY, the Michael and Barbara Berberian Professor at Stanford University, with a joint appointment in the Department of Engineering-Economic Systems & Operations Research and the
Institute for International Studies. He is also a Fellow at the Hoover Institute and co-director, with Ashton B. Carter, of the Stanford-Harvard Preventive Defense Project. Dr. Perry was the 19th Secretary of Defense for the United States, serving from February 1994 to January 1997. His prior government experience was as Deputy Secretary of Defense (1993-1994) and as Under Secretary of Defense for Research and Engineering (1977-1981). Dr. Perry is the chairman of Global Technology Partners. He is a director of Hambrecht & Quist LLC, The Boeing Company, and Cylink Corporation. In 1992 and 1993, prior to serving at the Department of Defense, Dr. Perry was a member of the Corporation's Board of Directors. Dr. Perry is 71 and rejoined the Board as a director in 1997.

                FRANK P. POPOFF, Chairman, The Dow Chemical Company, Midland, MI. Mr. Popoff is also a director of American Express Company, U S WEST, Inc., Chemical Financial Corporation and Michigan Molecular
Institute. He is a past chairman of the Chemical Manufacturers Association and a member of the Business Council for Sustainable Development, The Business Council, the Council for Competitiveness, the American Chemical Society and director emeritus of the Indiana University Foundation. Mr. Popoff is 63 and has been a director of the Corporation since 1996.


                ANDRE VILLENEUVE, Executive Director of Reuters Holdings PLC, London, England (worldwide news, information and services business). Mr. Villeneuve has headed Reuters' three operating units globally since 1991, and has been a member of Reuters' board since 1988. He is also Chairman of Instinet Corp., Reuters' electronic brokerage subsidiary. After joining Reuters in 1967, Mr. Villeneuve served in various positions in Europe and North America. He was named manager, Reuters Europe in 1981, managed the company's business in North America from 1983 to 1991, assumed additional responsibility for Latin America in 1989 and became president, Reuters Asia in 1991. He is also a director of CGU plc. Mr. Villeneuve is 54 and has been a director of the Corporation since 1997.


                HAROLD A. WAGNER, Chairman and Chief Executive Officer, Air Products and Chemicals, Inc., Allentown, PA (industrial gases and chemicals). Mr. Wagner served as Chairman, President and Chief
Executive Officer, Air Products and Chemicals, Inc. 1992-1998, President, Air Products and Chemicals, Europe 1988-1990, Executive Vice President, Gases and Equipment 1990-1991, President and Chief Operating Officer 1991-1992. He is a director of CIGNA Corporation and Daido-Hoxan, a member of The Business Council, the Policy Committee of The Business Roundtable, and a member of the Pennsylvania Business Roundtable. Mr. Wagner also serves on the Board of Trustees of Lehigh University. Mr. Wagner is 63 and has been a director of the Corporation since 1994.

The Board met seven times during 1998 with an average attendance of 96.7%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which he or she served.

Committees.
The Board has established six permanent committees to assist it in the discharge of its responsibilities. Their membership and functions during 1998 were as follows:

                           Board Committee Membership

--------------------------------------------------------------------------------
                                        Compensation &                    Public
                                 Audit    Executive                       Issues
Board Member           Executive Review  Development   Finance Nominating Review
------------           --------- ------ -------------- ------- ---------- ------
A. H. Chayes                X       X                                        X
G. David                    X*                             X
C. W. Duncan, Jr.                   X          X           X*       X
J. P. Garnier                                  X                    X        X
P. G. Gyllenhammar                                         X        X        X
K. J. Krapek
C. R. Lee                                                  X        X
R. H. Malott                X       X                      X        X*
W. J. Perry                         X                      X                 X
F. P. Popoff                        X*         X
A. Villeneuve                       X                      X                 X
H. A. Wagner                                   X*                   X        X
J. G. Wexler                X       X          X                             X*
* Chairperson

Meetings Held in 1998       0       4          8           4        4        4

Executive Committee--The Executive Committee may exercise all powers of the Board of Directors in the management of the Corporation, except those powers that the Bylaws specifically reserve to the entire Board (e.g., the power to amend the Bylaws, declare dividends). Although the Executive Committee has very broad powers, in practice it meets only when it would be inconvenient to call a meeting of the Board.

Audit Review Committee--The responsibilities of the Audit Review Committee are defined in a formal written charter approved by the full Board of Directors.
The Committee recommends to the Board an accounting firm to serve as Independent Public Accountants for the Corporation, approves services rendered by the Independent Public Accountants and meets with such firm and with the Corporation's internal auditors to receive reports with regard to all auditing matters. The Committee reviews the annual audited financial statements of the Corporation and the adequacy of internal accounting controls. The Committee also confers with the internal auditors to review reports on compliance with the Corporation's policies and procedures, business ethics, financial controls, and with applicable statutes and regulations.

Committee on Compensation and Executive Development--The Committee on Compensation and Executive Development approves compensation actions involving elected officers and senior executives of the Corporation and periodically reviews, in the aggregate, annual salaries of all executives. The Committee approves long-term incentive awards for elected officers and certain key executives of the Corporation, and reviews and administers the incentive compensation, long-term incentive and other compensation plans of the Corporation. It also reviews and approves policies and programs for the development of management personnel and management structure and organization.

Finance Committee--The Finance Committee is responsible for reviewing and making recommendations to the Board on the management of the financial resources of the Corporation. This Committee also reviews major financial strategies and transactions and major acquisitions and divestitures.

Nominating Committee--The Nominating Committee is responsible for making recommendations to the Board on candidates for the Board and on the qualifications and retirement of existing members of the Board. This Committee also is responsible for matters of corporate governance and other matters referred to it by the Board. The Nominating Committee considers nominees recommended to it in writing by shareowners.

Public Issues Review Committee--The Public Issues Review Committee has oversight responsibility for the Corporation's response to such public issues as equal employment opportunity, the environment, and safety in the workplace. In addition, the Committee has oversight responsibility for the Corporation's contributions program and political action committees.

Compensation of Directors
Nonemployee directors are paid an annual retainer of $60,000 ($65,000 for committee chairpersons), with no meeting fees paid for regularly scheduled
Board or Committee meetings. 60% of this retainer is paid in stock units under the United Technologies Corporation Board of Directors Deferred Stock Unit Plan, and the remaining 40% is paid in cash or, at the election of the director, in additional stock units. Each stock unit has a value equal to one share of Common Stock of the Corporation and is settled in cash at the time of termination of service as a director. Payment may be made either in a lump sum or in installments at the election of the director. Each stock unit credited to a director's account earns additional stock units equivalent in value to the dividend paid on Common Stock. There are no voting rights attached to stock units.

Under the United Technologies Corporation Nonemployee Director Stock Option Plan, each nonemployee director receives an annual grant of 2,000 stock options. The options, which are awarded each year on the date of the annual meeting, have a ten-year term and become exercisable three years from the date of grant. The exercise price is equal to the closing market price of Common Stock on the date of grant.

Upon becoming a director, each nonemployee director receives a one-time grant of 2,000 shares of restricted Common Stock. Regular quarterly dividends are paid on the shares. The shares vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. If a director leaves the Board before all of the restricted shares vest, the non-vested shares will be forfeited, except that, in the event of the death or disability of a director or a change in control of the Corporation, or if a director retires or resigns to accept full-time employment in public or charitable service, all shares not previously vested will vest immediately. In lieu of shares of restricted Common Stock, certain non-U.S. directors may receive a one-time grant of 2,000 restricted share units, each corresponding in value to one share of Common Stock. The vesting provisions for the units are the same as for restricted stock. At retirement, the units are settled in cash. A quarterly cash payment equal to the dividend paid on a share of Common Stock is paid on each stock unit.

As part of its overall program of support for charitable institutions and to further enhance the ability of the Corporation to attract and retain qualified directors, the Corporation maintains the Directors' Charitable Gift Program. This program is funded by life insurance on the lives of the members of the Board of Directors. Under this program, the Corporation will make charitable contributions of up to a total of $1 million following the death of a director, allocated among up to four charitable organizations recommended by the director. At this date, all of the current directors are participants in this program. Beneficiary organizations recommended by directors must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations ultimately paid by the Corporation are expected to be deductible from taxable income for purposes of federal and other income taxes payable by the Corporation. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Corporation.

Security Ownership of Directors, Nominees and Executive Officers.
The following table shows, as of February 26, 1999, the UTC equity securities owned by each current director, each nominee for election to the Board of Directors, each of the executive officers named in the Summary Compensation Table on page 18, and all of the directors and executive officers as a group. As of February 26, 1999, each of the directors and named executive officers owned or had the right to acquire (upon the exercise of stock options exercisable within 60 days) less than 1% of UTC's Common Stock and less than 1% of UTC's Series A Convertible ESOP Preferred Stock. The directors and named executive officers as a group owned or had the right to acquire (upon the exercise of stock options exercisable within 60 days) approximately 1.9% of the Common Stock and less than 1% of the Series A Convertible ESOP Preferred Stock.

         Stock Ownership of Directors, Nominees and Executive Officers

------------------------------------------------------------------------------
                                                           Shares Beneficially
                 Name                  Class of Securities      Owned(1)
                 ----                  ------------------- -------------------
Antonia Handler Chayes................ Common(2)                    4,600
George David.......................... Common                   1,992,805
                                       ESOP Preferred                 962
Charles W. Duncan, Jr. ............... Common(2)(3)                32,800
Jean-Pierre Garnier................... Common(2)                    2,000
Pehr G. Gyllenhammar.................. Common(2)                    2,400
Karl J. Krapek........................ Common                     778,885
                                       ESOP Preferred                 965
Charles R. Lee........................ Common(2)                    8,450
Robert H. Malott...................... Common(2)                    5,276
Richard D. McCormick.................. Common(2)                    7,000
William J. Perry...................... Common(2)                    2,000
Frank P. Popoff....................... Common(2)                    2,000
Andre Villeneuve...................... Common(2)                    2,000
Harold A. Wagner...................... Common(2)                    5,706
Jacqueline G. Wexler.................. Common(2)                    6,000
Stephen F. Page....................... Common                     288,728
                                       ESOP Preferred                 346
John R. Lord.......................... Common                      95,994
                                       ESOP Preferred               1,072
Eugene Buckley........................ Common                     371,432
                                       ESOP Preferred                 963
Directors & Executive Officers as a
 Group (29)........................... Common                   4,357,673
                                       ESOP Preferred              11,115

(1) Included in the number of shares beneficially owned by Messrs. David, Krapek, Page, Lord, Buckley and all directors and executive officers as a group are 1,765,000; 508,000; 259,000; 76,000; 343,000; and 3,595,710 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of employee stock options and stock appreciation rights; 203,539; 154,115; 16,536; 6,500; 19,182; and 484,161 shares, respectively, as to which such persons have sole voting and investment power; and 24,266; 116,770; 13,192; 13,494; 9,250; and 237,800 shares, respectively, as to which such persons have sole voting but no investment power. Each person and group shown as beneficially owning shares of ESOP Preferred Stock has sole voting and sole investment power as to such shares. Each of the following directors has sole voting power but no investment power with respect to 2,000 shares of restricted Common Stock: Ms. Chayes, Mrs. Wexler, Messrs. Duncan, Garnier, Lee, Malott, McCormick, Perry, Popoff, Villeneuve and Wagner. Ms. Chayes, Mrs. Wexler and Messrs. Gyllenhammar, Lee, Malott, McCormick and Wagner have sole voting and investment power with respect to the balance of their holdings of Common Stock.

(2) In addition to shares shown as beneficially owned at February 26, 1999, nonemployee directors held vested deferred stock units, each unit of which is valued by reference to one share of Common Stock, as follows:

Antonia Handler Chayes...................................................  8,592
Charles W. Duncan, Jr. .................................................. 11,441
Jean-Pierre Garnier......................................................  2,286
Pehr G. Gyllenhammar..................................................... 11,885
Charles R. Lee...........................................................  5,166
Robert H. Malott......................................................... 10,926

Richard D. McCormick.....................................................    500
William J. Perry.........................................................  2,217
Frank P. Popoff..........................................................  3,088
Andre Villeneuve.........................................................  1,583
Harold A. Wagner.........................................................  3,605
Jacqueline G. Wexler..................................................... 10,370

(3) Includes (i) 20,800 shares owned directly by Mr. Duncan as to which he has sole voting and investment power; (ii) 8,000 shares owned by a partnership in which Mr. Duncan is both a limited partner and a general partner, as to which he has shared voting and investment power; and (iii) 2,000 shares as to which he has sole voting power but no investment power.

                           REPORT OF THE COMMITTEE ON
                                  COMPENSATION
                           AND EXECUTIVE DEVELOPMENT

Program Structure and Objectives.
The Board of Directors' Committee on Compensation and Executive Development (the "Committee") is responsible for the Corporation's Executive Compensation Program (the "Program"). The Program is designed to be competitive with other corporations for purposes of recruitment and retention and to align the interests of management and shareowners. Long-term, at risk and variable compensation are emphasized. Performance based compensation under the Program will generally not be subject to the $1 million deduction limit imposed by
Section 162(m) of the Internal Revenue Code.

The Committee uses benchmark information concerning compensation paid by 17 of the companies included in the Dow Jones Thirty Industrial Index and 19 other companies (the "Compensation Peer Group"). Compensation Peer Group companies have characteristics similar to the Corporation and compete with the Corporation for executive talent. The Corporation targets the value of the Program for its most senior executives, including the named executive officers, to be at or slightly above the 50th percentile of the Compensation Peer Group. Actual compensation varies with individual and corporate performance.

Base salaries are competitive with salaries for comparable positions at Compensation Peer Group companies. Adjustments to base salary are based on evaluations of performance.

Annual Incentive Compensation.
The Annual Incentive Compensation Plan rewards performance against objectives established for the Corporation and the business units. For 1998, the corporate headquarters' objectives were net income and cash flow, weighted 70% and 30%, respectively. The business units' objectives were earnings before interest and taxes, and cash flow, weighted 70% and 30%, respectively. The Committee determines the amount available for awards at the corporate headquarters, based on achievement of the objectives described above and an overall judgment of corporate performance. The Chief Executive Officer (the "CEO") determines the amount available for awards at each business unit based on achievement of objectives and an overall judgment of each business unit's performance. Individual awards are based on individuals' contributions to business unit or corporate results.

The annual incentive compensation awards collectively of the five named executive officers will not exceed 0.75% of the Corporation's adjusted net income. The CEO receives no more than 30% of this amount, and each of the other four named executive officers no more than 17.5%. Subject to these limits, the Committee retains the discretion to determine the actual amount of each award.

Long-Term Incentive Compensation.
The Corporation's Long-Term Incentive Plan provides opportunity for financial reward directly correlated with increases in shareowner value and the achievement of specific performance targets. In 1998 the Committee approved stock option and dividend equivalent awards to executives. The value of stock options is contingent on share price appreciation after the date of grant and is thus directly tied to increases in shareowner value. Stock options generally vest three years from the date of grant and remain exercisable for seven years thereafter. A dividend equivalent ("DE") is the right to receive payments equal to the quarterly dividend paid to the Corporation's shareowners, subject to the achievement of three year performance targets. Under the Continuous Improvement Incentive Plan (the "CIIP"), executives are awarded one DE for each stock option. For 1998, the corporate headquarters targets were earnings per share and return on capital, weighted equally. Business Units also have financial targets. No vesting of DEs occurs if aggregate achievement of performance targets is less than 90%. Payment of DEs awarded in 1998 that vest will begin in March, 2001 and will continue for two to seven years, depending upon an executive's level. DE payments end when the DE term expires or the associated stock option is exercised, if sooner.

Chief Executive Officer Compensation.
Compensation decisions affecting the CEO were based on quantitative and qualitative factors related to the Corporation's excellent financial and operating results in 1998, as well as his leadership on strategic initiatives related to the long-term strength and competitiveness of the organization. The Committee does not employ a specific formula in its compensation decisions. Information about Compensation Peer Group CEOs is considered. Mr. David's base salary and incentive compensation award for 1998 place his total cash compensation at approximately the 50th percentile of the CEOs of the Compensation Peer Group. Mr. David was granted 175,000 stock options and associated DEs under the CIIP.

During 1998, the Corporation again achieved strong improvements in earnings and returns. Diluted earnings per share increased 20%, from $4.21 to $5.05, net income increased 17% from $1.072 billion to $1.255 billion, and return on equity was 28.6%, up from 24.5% in 1997. Available cash flow was $1.4 billion. These results were achieved in spite of disruptions in world markets, especially in Asia, and were also net of cost reduction charges of $330 million.

Total shareowner return for 1998, including share price appreciation and dividends, was 51.6%, significantly ahead of the S&P 500 (28.6%) and the Dow Jones 30 Industrials (18.1%).

During 1998 the Corporation invested $1.2 billion in acquisitions, $866 million in capital expenditures, and $1.3 billion in research and development. Each was a record level, and expenditures were all targeted at strengthening the Corporation's competitive position in its core and market leading businesses.

The Corporation's initiatives to reduce costs and improve performance registered excellent progress in 1998. The supply management initiative announced in 1997 generated savings exceeding $250 million and is on track to reach its year 2000 goal. Operating profit was reported net of $330 million in cost reduction charges, with rapid paybacks and targeted at savings to insure continued income growth in 1999 and beyond. A new shared services initiative was launched, combining like activities across the Corporation's businesses to provide economies in expenses and the use of assets. The Corporation's already successful programs to enhance the quality of its products and services were continued and expanded.

In 1998 the Corporation again improved on its excellent environmental record, including Carrier's receipt of the EPA's Ozone Protection Award for the third time in five years.

The Corporation regularly supports programs that benefit its employees and their communities. In 1998 the U.S. Department of Labor awarded the Corporation its Opportunity 2000 award, the highest recognition among all Federal contractors for the advancement of women and minorities in the workforce.

              COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT
    Harold A. Wagner, Chairman
    Charles W. Duncan, Jr.
    Jean-Pierre Garnier
    Frank P. Popoff
    Jacqueline G. Wexler

                       COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table summarizes the compensation provided to the Corporation's Chief Executive Officer and the other four most highly compensated executive officers of the Corporation and its subsidiaries in 1998 for services performed for the Corporation in all capacities during each of the three fiscal years ended December 31, 1998.

                           Summary Compensation Table

                                                                        Long-Term Compensation
                                               Annual Compensation                  Awards
                                      ------------------------------------- -------------------------
                                                                                           Securities
                                                               Other Annual  Restricted    Underlying  All Other
                                                               Compensation Stock Awards    Options    Compensa-
Name and Principal Position      Year Salary ($) Bonus (1) ($)   (2) ($)      (3) ($)      /SARs (#)  tion (5) ($)
---------------------------      ---- ---------- ------------- ------------ ------------   ---------- ------------
George David                     1998 $1,170,833  $1,900,000     $97,300         $0         175,000     $40,267
Chairman and Chief               1997 $1,100,000  $1,700,000     $92,179         $0         375,000     $37,271
Executive Officer                1996 $1,025,000  $1,350,000     $90,758         $0         150,000     $33,485

Karl Krapek                      1998   $729,583  $1,100,000     $85,805         $0          75,000     $21,576
Executive Vice President         1997   $695,000  $1,000,000     $59,440         $0         150,000     $20,875
and President, Pratt &           1996   $656,250    $600,000     $59,223         $0          60,000     $18,860
Whitney

Stephen Page                     1998   $576,667    $600,000     $62,200         $0          55,000     $52,490
Executive Vice President         1997   $551,250    $500,000     $86,525     $1,517,500(4)  140,000     $46,330
and President, Otis              1996   $520,833    $425,000     $65,698         $0          40,000     $44,224

John Lord                        1998   $463,333    $475,000     $62,564         $0          45,000     $38,320
President, Carrier               1997   $442,500    $350,000     $69,068     $1,517,500(4)  130,000     $35,410
                                 1996   $408,333    $285,000     $74,814         $0          30,000     $33,660

Eugene Buckley                   1998   $448,333    $350,000     $59,992         $0          30,000     $58,360
Chairman and Chief               1997   $430,000    $275,000     $58,715         $0         125,000     $42,900
Executive Officer, Sikorsky      1996   $408,333    $300,000     $43,269         $0          30,000     $39,960

--------
(1) Incentive compensation shown in the Bonus column for the named executive officers was paid under the Annual Incentive Compensation Plan, which is discussed in the Compensation Committee Report on page 16.

(2) The amounts shown in this column for 1998 include: $37,100 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Krapek, Page, Lord and Buckley of $60,000, $46,708, $60,000, $35,600 and $35,896, respectively; and $22,597 in tax reimbursement to Mr. Krapek.

(3) At the close of business on December 31, 1998, the following named executive officers held total non-vested restricted shares as follows: Mr.
Krapek: 100,000 shares valued at $10,875,000; Mr. Page: 20,000 shares valued at $2,175,000; and Mr. Lord: 20,000 shares valued at $2,175,000. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 1998 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock.

Mr. Krapek's restricted shares were granted with both performance and time-based restrictions on June 28, 1995, as reported in the Long-Term Incentive Plan Table of the 1996 Proxy Statement. As a result of achieving the performance target on September 4, 1996, these shares are now scheduled to vest on June 28, 2000.

(4) Consists of a grant of 20,000 shares of time-based restricted stock to each of Mr. Page and Mr. Lord, valued at the market price of Common Stock as of the date of grant. For each grant, 10,000 shares vested February 24, 1999 and 10,000 are scheduled to vest February 24, 2001.

(5) For 1998, consisted of employer matching contributions in the UTC Savings Plan of $5,760 for each of the named executive officers and life insurance premium payments by the Corporation of $34,507, $15,816, $46,730, $32,560 and $52,600, respectively, for Messrs. David, Krapek, Page, Lord and Buckley.

The following table provides information concerning individual grants of stock options made during 1998 to each named executive officer. No stock appreciation rights were granted during 1998.

                     Option/SAR Grants In Last Fiscal Year

                                 Individual Grants (1)
                -------------------------------------------------------
                                  % of Total
                Number of Shares Options/SARs
                   Underlying     Granted to                             Grant Date
                  Options/SARs   Employees in Exercise Price Expiration Present Value
   Name           Granted (#)    Fiscal Year      ($/Sh)        Date       ($) (2)
   ----         ---------------- ------------ -------------- ---------- -------------
George David       175,000(3)        4.0%        $73.125      01/01/08   $4,492,983
Karl Krapek         75,000(3)        1.7%        $73.125      01/01/08   $1,925,564
Stephen Page        55,000(3)        1.3%        $73.125      01/01/08   $1,412,080
John Lord           45,000(3)        1.0%        $73.125      01/01/08   $1,155,338
Eugene Buckley      30,000(3)        0.7%        $73.125      01/01/08   $  770,226

--------
(1) Under certain circumstances, including a change of control of the Corporation, the Board of Directors, under the terms of the Corporation's Long-Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for its cash value, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

(2) The values listed in this column are based on the Black-Scholes pricing model. The estimated values are based on a number of variables and include the following assumptions used in determining the value of the grant: interest rate of 6.50%, stock price volatility of 0.1428, and a dividend yield of 1.50%. The estimated values are not intended as a forecast of the future appreciation in the price of the Corporation's stock. If the Corporation's stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

(3) These stock options were granted on January 2, 1998, and will vest and become exercisable on January 2, 2001. These stock options include an equal number of Dividend Equivalents ("DEs"), which will vest and be payable solely on the basis of achievement of previously established performance goals measured over the three-year vesting period.

The following table provides information concerning the exercise of stock options and stock appreciation rights during 1998 by each of the named executive officers and the fiscal year-end values of unexercised options and stock appreciation rights.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year End Option/SAR Values

                                                                                  Value of Unexercised
                                           Number of Securities Underlying            In-The-Money
                                             Unexercised Options/SARs at         Options/SARs at Fiscal
                                                 Fiscal Year-End (#)                Year-End ($) (1)
                                           -------------------------------     --------------------------
                                  Value
                Shares Acquired  Realized
   Name         on Exercise (#)  ($) (1)    Exercisable       Unexercisable    Exercisable  Unexercisable
   ----         --------------- ---------- ----------------  ----------------  ------------ -------------
George David        120,000     $9,081,250         1,635,000           550,000 $123,931,875  $21,750,000

Karl Krapek          66,000     $4,076,625           658,000           285,000 $ 51,679,125  $10,850,625

Stephen Page         75,000     $3,464,063           219,000           235,000 $ 16,818,000  $ 8,726,875

John Lord            23,000     $1,916,812            46,000           205,000 $  3,448,625  $ 7,500,625

Eugene Buckley       30,000     $2,023,650           313,000           185,000 $ 22,915,063  $ 6,801,875

--------
(1) The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 1998, as applicable, and is calculated by subtracting the exercise price per share of the option or per stock appreciation right from the applicable closing price and multiplying the result by the relevant number of shares.

                               Performance Graph

The following graph presents the cumulative total shareowner return for the five years ending December 31, 1998 on the Corporation's Common Stock, as compared to the Standard & Poor's 500 Stock Index and to the Dow Jones 30 Industrial Average. The Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in the Corporation's Common Stock was $100 on December 31, 1993.

                          [LINE GRAPH APPEARS HERE]

                           12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
United Technologies         $100.00  $104.5   $161.8   $230.2   $257.1   $390.1
S&P 500 Index               $100.00  $101.3   $139.4   $171.4   $228.5   $293.8
Dow Jones 30 Industrials    $100.00  $105.0   $143.8   $185.4   $231.6   $273.6

Section 16(a) Beneficial Ownership Reporting Compliance
The Corporation believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 1998 all of its officers and directors filed on a timely basis the reports required by
Section 16(a) of the Securities Exchange Act of 1934, except that reports were inadvertently not filed on a timely basis to report (i) a sale of 1,232 shares of Common Stock by Mr. Kevin Conway, (ii) the initial balance of deferred stock units held by Mr. Angelo J. Messina and (iii) the initial balance of deferred stock units held by Dr. John F. Cassidy. Amended reports were filed in each case to correct these omissions.

Certain Business Relationships.
Lazard Freres & Co., LLC, of which Mr. Gyllenhammar is a senior advisor, performs investment banking services and provides financial advisory services to the Corporation. The Corporation and its subsidiaries have had, and expect in the future to have, transactions in the ordinary course of business with this firm and with other companies of which certain of the nonemployee directors are officers or directors. In the past, the amounts involved have not been material in relation to the business of the Corporation and the Corporation believes that such amounts were not material in relation to the businesses of such other companies or the interests, if any, of the directors involved.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements
In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development has the authority to select the participants under the Severance Plan. Effective December 31, 1998, 32 key executives, including the five executive officers named in the Summary Compensation Table, were covered under the Severance Plan. The Severance Plan provides that in the event of termination of the participant's employment with the Corporation for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation (as defined in the Severance Plan) the participant will receive: (i) a cash payment equal to three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to Severance Plan participants to the extent necessary to preserve the level of benefits provided in the Plan in the event of the imposition on any such participant of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

In addition to the Severance Plan, 30 key executives, including the five executive officers named in the Summary Compensation Table, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan, as described above.

Pension Plan

                                  Pension Plan Table
      ----------------------------------------------------------------------------
                                           Years of Service
                     -------------------------------------------------------------
      Remuneration      15       20        25         30         35         40
      ------------   -------- -------- ---------- ---------- ---------- ----------
      $  500,000     $146,300 $195,100 $  218,800 $  242,600 $  266,800 $  291,800
         750,000      221,300  295,100    331,300    367,600    404,300    441,800
       1,000,000      296,300  395,100    443,800    492,600    541,800    591,800
       1,250,000      371,300  495,100    556,300    617,600    679,300    741,800
       1,500,000      446,300  595,100    668,800    742,600    816,800    891,800
       1,750,000      521,300  695,100    781,300    867,600    954,300  1,041,800
       2,000,000      596,300  795,100    893,800    992,600  1,091,800  1,191,800
       2,250,000      671,300  895,100  1,006,300  1,117,600  1,229,300  1,341,800
       2,500,000      746,300  995,100  1,118,800  1,242,600  1,366,800  1,491,800

The preceding table sets forth the estimated annual benefits payable upon retirement at age 65 under the Corporation's defined benefit pension plans, including the Corporation's supplemental plan for restoring benefits excluded under the tax qualified plan due to Internal Revenue Code limitations. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries and wages, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the United Technologies Corporation Long Term Incentive Plan (shown in the Long Term Incentive Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives' pension benefits are excluded from the Corporation's tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a change of control as defined by the supplemental plan.

As of December 31, 1998, the executive officers named in the Summary Compensation Table had the following full years of credited service for determining benefits: G. David, 23 years; K. Krapek, 16 years; S. Page, 5 years; J. Lord, 17 years; and Eugene Buckley, 23 years.

                              SHAREOWNER PROPOSALS

Item No. 3 on Your Proxy Card, Shareowner Proposal Concerning Director Term Limits.
Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue., N.W., Washington, D.C. 20037, who is the owner of 100 shares of Common Stock, has given notice that she intends to introduce the following proposal for adoption at the Annual Meeting:

"RESOLVED: That the stockholders of United Technologies recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

REASONS: The President of the U.S.A. has a term limit, so do Governors of many states.

Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders.

No director should be able to feel that his or her directorship is until retirement.

Last year the owners of 6,512,118 shares, representing approximately 3.2% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors' Statement In Opposition
The Board of Directors believes that requiring all outside directors to leave the Board after six years of service would not be in the best interests of the Board, the Corporation or the shareowners. Such a policy would deprive the Corporation of the benefit of the experience and insight of directors who have gained valuable knowledge concerning the Corporation's operations, and whose tenure has given them an important perspective on the development and implementation of the long-term strategies of the Corporation. Rather than adopting fixed term limits, the Board believes it is more beneficial to periodically review the Board's effectiveness. The Nominating Committee, which is comprised exclusively of independent members of the Board of Directors, is responsible for reporting to the Board on its assessment of the Board's performance.

The Board of Directors therefore recommends that Shareowners vote AGAINST this proposal concerning director term limits.

Item No. 4 on Your Proxy Card, Shareowner Proposal Concerning Military
Contracts
The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, beneficial owners of 1,596 shares of Common Stock, have given notice of their intent to introduce the following proposal for adoption at the Annual Meeting.

This proposal is co-sponsored by The Immaculate Heart Missions, Inc., 4651 North 25th Street, Arlington, VA 22207, who are beneficial owners of 1,400 shares of Common Stock; The Sisters of Charity of the Incarnate Healthcare System, 2600 North Loop West, Houston, TX 77092, who are beneficial owners of 7,000 shares of Common Stock; and The Marianists, P.O. Box 23130, St. Louis, MO 63156-3130, who are beneficial owners of 600 shares of Common Stock.

Text of Shareowner Proposal and
Supporting Statement.

"Criteria for the Acceptance and Implementation of Military Contracts.

WHEREAS the proponents of this resolution believe that the Board of United Technologies should establish criteria to guide management in their defense contract bidding and implementation activities;

WHEREAS we believe that economic decision making has both an ethical and a financial component;

WHEREAS we believe our company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

WHEREAS we believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedoms of people worldwide if the company has not considered its ethical responsibilities ahead of time; therefore be it

RESOLVED that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for the bidding, acceptance, and implementation of military contracts and to report the results of its study to shareholders at its 2000 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount.

Supporting Statement
The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that the Board study include the following subjects:

  .  Arms sales to governments that repress their citizens
  . The connection between arms sales and geographical or political instability
  . Lobbying and marketing activities, both in the United States and abroad, including costs
  . Sales of weapons, parts, technology, and components convertible to military use ("dual-use") to foreign governments
  .  Transfers of technology, including co-production agreements

A YES vote recommends that the Board consider the above-listed criteria in a study of our company's military sales and production activities."

The Board of Directors' Statement in Opposition
The Board does not believe that a study of its military business would be beneficial since the Corporation already provides regular disclosure as to the nature of its military business and since it has established sound standards for the conduct of this business.

Disclosure as to the nature of the Corporation's military business is included in the Corporation's Annual Report to Shareowners and its Annual Report on Form 10-K, as updated by the quarterly reports the Corporation files with the Securities and Exchange Commission. This disclosure is provided in compliance with the applicable SEC rules.

The Corporation has also established a Code of Ethics which confirms the Corporation's commitment to doing business in full compliance with all applicable laws and in accordance with the ethical standards of the Corporation. These policies apply to all operations of the Corporation worldwide, including those related to military contracts, lobbying and marketing activities. Training and compliance programs are in operation throughout the Corporation to reinforce the Corporation's commitment to these policies and standards.

Management of each business unit is therefore responsible for exercising sound business judgment in evaluating any military contracts and for determining that any military contracts comply with applicable legal requirements and the ethical standards of the Corporation.

In addition to the ethical and business standards the Corporation has established for its operations, exports of military equipment are also controlled by the federal government in furtherance of the national security and foreign policy goals of the United States. Under U.S. laws, the federal government is responsible for the continuous supervision and general direction of foreign military sales, financing, cooperative projects and exports. Current law forbids sales to certain countries and requires that decisions on licensing of exports take into account whether the export of an article will contribute to an arms race, support international terrorism or increase the possibility of outbreak or escalation of conflict.

The Board believes that the Corporation has already determined and established the appropriate internal standards for the conduct of its military business, and that the determination as to whether additional restrictions or criteria should apply to the sale of military products is a foreign policy matter best reserved for decision by the United States Government.

The Board of Directors therefore recommends that Shareowners vote AGAINST this proposal concerning military contracts.

Item No. 5 on Your Proxy Card, Shareowner Proposal Concerning Northern Ireland. The New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Fire Department Pension Fund and the New York City Police Department Pension Fund, c/o Comptroller of the City of New York as Custodian, 1 Centre Street, New York, NY 10007-2341, beneficial owners of 1,184,300 shares of Common Stock, have given notice of their intent to introduce the following proposal for adoption at the Annual Meeting. The New York State Common Retirement Fund, c/o Office of the State Comptroller, A.E. Smith State Office Building, Albany, NY 12236, beneficial owner of 1,700,100 shares of Common Stock, and the Minnesota State Board of Investment, Suite 105, MEA Building, 55 Sherburne Avenue, St. Paul, MN 55155, beneficial owners of 229,306 shares of Common Stock, have notified the Corporation of their intention to co-sponsor this shareowner proposal.

Text of Shareowner Proposal and
Supporting Statement.

WHEREAS, United Technologies Corporation operates a wholly-owned subsidiary in Northern Ireland, Otis Elevator PLC;

WHEREAS, the security of a lasting peace in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1. Increasing the representation of individuals from underrepresented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3. The banning of provocative religious or political emblems from the workplace.

4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5. Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED, Shareholders request the Board of Directors to:

1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

Supporting Statement
We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by United Technologies will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns."

The Board of Directors' Statement
in Opposition
The Corporation's Otis Plc business unit currently employs approximately 65 persons at a facility in Belfast, Northern Ireland. Neither of the two major religious groups is underrepresented in the Otis Plc workforce.

The Otis facility complies with all fair employment legislation, including requirements to register with the Fair Employment Commission, to submit regular monitoring returns showing religious composition of the workforce and to review employment practices on a regular basis. The Fair Employment Commission has provided training for Otis Plc management concerning fair employment practices and Otis Plc has appointed a monitoring officer to monitor recruitment practices in accordance with Fair Employment Commission guidelines. Otis Plc also enforces its own strict fair employment policy, which includes a prohibition of displays of religious and/or political emblems. Further, every effort is made to maintain a safe and secure workplace for employees.

The Corporation has provided information to the Fair Employment Commission and to the Investor Responsibility Research Center concerning the employment practices of the Otis facility in Northern Ireland.

The Corporation has also adopted a Code of Ethics which provides in pertinent part that it is the Corporation's "policy to afford equal employment opportunity to qualified individuals regardless of their . . . religion [and to provide] its employees . . . a work environment free from discrimination, harassment or personal behavior not conducive to a productive work climate." These policies apply to the Otis facility in Northern Ireland and to the operations of the Corporation worldwide.

Since the Corporation has already implemented the appropriate and legally permitted fair employment policies in Northern Ireland, the Board of Directors believes this proposal is unnecessary and therefore recommends that Shareowners vote AGAINST this proposal.

William H. Trachsel
Senior Vice President, General Counsel
and Secretary

Hartford, Connecticut
March 29, 1999

                   [LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

[LETTERHEAD OF UNITED TECHNOLOGIES APPEARS HERE]


             Proxy Solicited on Behalf of the Board of Directors of
               The Corporation for Annual Meeting, April 30, 1999
 PROXY
            The undersigned hereby appoints Antonia Handler Chayes, Charles R. Lee and Harold A. Wagner, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 30, 1999, at 11:00 a.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

            This card also constitutes voting instructions to the Trustee under each of the United Technologies Corporation employee savings plans to vote, in person or by proxy, (i) the proportionate interest of the undersigned in the shares of Common Stock of United Technologies Corporation held by the Trustee under any such plan(s), and (ii) the proportionate interest of the undersigned in the shares of Series A ESOP Convertible Preferred Stock of United Technologies Corporation held by the Trustee under any such plan(s), in each case as described in the Proxy Statement.

            You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE SIDE

 ................................................................................
                             FOLD AND DETACH HERE


                         United Technologies Corporation


                          Annual Meeting of Shareowners



                             Friday, April 30, 1999
                                   11:00 a.m.
                              Hartford Civic Center
                  One Civic Center Plaza, Hartford, Connecticut

[X]  Please mark your
     votes as in the
     example.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposal 2, and AGAINST proposals 3, 4, and 5, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

-----------------------------------------------------------
The Board of Directors recommends a vote FOR the election
 of directors.
-----------------------------------------------------------

Election of Directors.  Nominees:

Antonia Handler Chayes, George David, Jean-Pierre
Garnier, Pehr G. Gyllenhammar, Karl J. Krapek, Charles R.
Lee, Richard D. McCormick, William J. Perry, Frank P.
Popoff, Andre Villeneuve, Harold A. Wagner.



                              FOR         WITHHELD

1.   Election of Directors    [_]           [_]


     Vote for all nominees except:

     ------------------------------------------


-------------------------------------------------------------
 The Board of Directors recommends a vote FOR proposal 2.
-------------------------------------------------------------

                                FOR     AGAINST    ABSTAIN

2.  Appointment of Independent  [_]       [_]        [_]
       Public Accountants


-------------------------------------------------------------
The Board of Directors recommends a vote AGAINST proposals
3, 4, and 5.
-------------------------------------------------------------

3.  Shareowner Proposal Regarding
    Director Term Limits            [_]      [_]     [_]

4.  Shareowner Proposal Regarding   [_]      [_]     [_]
    Military Contracts

5.  Shareowner Proposal Regarding
    Northern Ireland                [_]      [_]     [_]

--------------------------------------------------------------
                      -------------------------
VOTER CONTROL NUMBER:
                      -------------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)                               Date
             -----------------------------     ------------

 ................................................................................
                             FOLD AND DETACH HERE

                   VOTE BY MAIL, TELEPHONE OR VIA THE INTERNET
                   -------------------------------------------

This year, you may return your proxy card by mail, or you may use the telephone
                                                   --
or Internet to vote your shares electronically. You may access the telephone or Internet voting systems 24 hours a day, 7 days a week by using the voter control number printed in the box above.


     VOTING BY MAIL                           TELEPHONE VOTING                                    INTERNET VOTING
 Return your signed and     If you are calling from the United States or Canada    Log on to the Internet and go to the web site
   dated proxy in the               and using a touch-tone telephone,                      http://www.vote-by-net.com
    envelope provided.             call 1-800-OK2-VOTE (1-800-652-8683)

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your Proxy Card. Please note that if you wish to attend the Annual Meeting you must still return your pink or blue Reservation Card.

                           DIRECT REGISTRATION SYSTEM
                           --------------------------

The Corporation is now offering new investors and participating shareholders another way to register their shares without having a physical certificate issued. For information on this "book-entry" registration system, call UTC's Company Information line at 1-800-881-1914.

            SHAREOWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
            --------------------------------------------------------

The Corporation has adopted a Shareowner Dividend Reinvestment and Stock Purchase Plan. The Plan provides eligible holders of the Corporation's Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For more information and a Plan prospectus, contact First Chicago Trust Company of New York at 1-800-519-3111.

                               COMPANY INFORMATION
                               -------------------

Our 24-hour-a-day toll-free telephone service provides recorded summaries of UTC's quarterly earnings information and other company news. Callers also may request copies of our quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Annual Report on Form 10-K. To access the service, dial 1-800-881-1914

Additional information about UTC can be found at our Internet site: http://www.utc.com